Exhibit 99

news release	Anthem, Inc. 120 Monument Circle Indianapolis, IN 46204 Tel: 317-488-6000

Anthem®

For Immediate Release

Media contact: Ed West, 317-488-6100

Investor Relations contact: Tami Durle, 317-488-6390

ANTHEM DISAPPOINTED BY KANSAS SUPREME COURT DECISION,

BUT SEES NO IMPACT ON ITS LONG-RANGE STRATEGY

Indianapolis, Ind.—August 6, 2003—Anthem (NYSE: ATH) said today that, while it is disappointed in a Kansas Supreme Court ruling that apparently negates a proposed affiliation with Blue Cross and Blue Shield of Kansas, the decision will not impact Anthem’s long-term growth strategy.

The Kansas Supreme Court overturned a lower court ruling and reinstated the Kansas insurance commissioner’s 2002 disapproval of the proposed transaction.

Larry C. Glasscock, chairman, president and CEO of Anthem, said, “Obviously, we are disappointed by the court’s ruling. We continue to believe the Shawnee County District Court in Kansas was correct when it ruled the commissioner’s order disapproving the transaction be vacated. We feel strongly that the transaction would have been good for both companies and for the people of Kansas.

“Nevertheless,” Glasscock said, “the Kansas decision does not in any way affect our commitment to our very successful strategy of growing both organically and through affiliation. We have had remarkable success in bringing about affiliations with other Blue Cross and Blue Shield plans, and, in fact, a year ago gained approval for our affiliation with Trigon in Virginia in only three months.”

-- more --

Glasscock said Anthem will “remain on our strategic course to grow our market share in existing markets, and continue to seek expansion through affiliations with other health plans that choose to partner with us.” Glasscock said the Kansas decision was expected to have no impact on Anthem’s projected earnings either for the current quarter or for the full year 2003.

Anthem, Inc. is an Indiana-domiciled publicly traded company that, through its subsidiary companies, provides health care benefits to more than 11.7 million people. Anthem is the fifth largest publicly traded health benefits company in the United States and an independent licensee of the Blue Cross and Blue Shield Association. Anthem is the Blue Cross and Blue Shield licensee for Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Colorado, Nevada, Maine and Virginia, excluding the immediate suburbs of Washington, D.C. As of June 30, 2003, Anthem had assets of $12.9 billion and full year 2002 revenue of $13.3 billion. More information about Anthem is available at www.anthem.com.

-###-